Exhibit 6.18

July 1, 2020

Jay Morrison Academy, LLC

3015 R N Martin Street

East Point, GA 30344

Attention: Jay Morrison, Manager

Mr. Morrison:

Reference is made to the Intercompany Marketing Services Agreement, dated May 1, 2018, by and between Jay Morrison Academy, LLC (“JMA”), and Tulsa Real Estate Fund, LLC (“TREF”) (the “Agreement”), purtsuant to which JMA would provide to TREF with certain services upon the terms and conditions set forth in the Agreement. The Agreement terminated on March 31, 2020.

As of the date hereof, TREF has paid certain marketing expenses on behalf of JMA in the aggregate amount of $55,625 (the “TREF Payment”). Notwithstanding anything to the contrary contained in the Agreement, the parties hereto agree, based on the mutual premises and full and valid consideration of the parties, the receipt and sufficiency of which is hereby acknowledged, that (i) the TREF Payment is deemed to be in full satisfaction of TREF’s obligations under the Agreement, and (ii) neither TREF nor JMA have any further obligations to the other under the Agreement.

Sincerely, TULSA REAL ESTATE FUND, LLC By: LaSheita Thomas Name: LaSheita Thomas Title: Senior Fund Manager

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE

WRITTEN:

JAY MORRISON ACADEMY, LLC

By: Jay Morrison

Name: Jay Morrison

Title: Manager

3015 R N Martin Street | East Point, GA 30346 | (844)738-8572 | Email: info@tulsarealestatefund.com